AGREEMENT


                  THIS AGREEMENT made and entered into effective as of May 15, 1996 (this Agreement, as the same may hereafter be amended from time to time, hereinafter referred to as this "Agreement"), by and between PanAmSat Corporation, a Delaware corporation (hereinafter referred to as "COMPANY"), and Robert A. Bednarek (hereinafter referred to as "EXECUTIVE").

                              W I T N E S S E T H:

                   WHEREAS, EXECUTIVE is currently serving COMPANY as its Senior Vice President, Engineering and Operations; and

                  WHEREAS, the BOARD OF DIRECTORS of COMPANY believes that it is in the best interests of COMPANY to enter into this Agreement with EXECUTIVE, and EXECUTIVE desires to enter into this Agreement with COMPANY.

                  NOW, THEREFORE, in consideration of the foregoing and the promises, covenants and agreements hereinafter set forth, COMPANY and EXECUTIVE hereby agree as follows:


A.       Term

                  1. Term. The Term of this Agreement shall be the period commencing on May 1, 1996 and ending on the third anniversary of such date; provided, however, that commencing on the date two years after May 1, 1996, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Term shall be automatically extended so as to terminate two years after such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Term shall not be so extended; provided, further that obligations and benefits arising hereunder prior to the expiration of the Term shall continue until fully satisfied.

                  2. Employment Duties. If a Material Change (as hereinafter defined) should occur during the Term, absent the occurrence of an event that gives the COMPANY the right to terminate the EXECUTIVE for Cause (as defined below), COMPANY shall be obligated to continue to employ EXECUTIVE for the remainder of the Term in the same executive capacity in which EXECUTIVE was employed immediately prior to such Material Change with substantially the same duties and responsibilities that EXECUTIVE had immediately prior to such Material Change; provided, however, that, if COMPANY should cease to be a public company after a Material Change, the fact that EXECUTIVE may thereupon cease to have certain duties and responsibilities that were attributable solely to the status of COMPANY as a public company shall not be deemed to be a breach of this Section A.2.

                  Termination for "Cause" shall mean a termination based on (a) the commission by EXECUTIVE of any felony or crime involving moral turpitude; or
(b) the engagement of EXECUTIVE in any business or activity that is directly competitive with any business or activity of COMPANY and which, in the opinion of the Board of Directors of COMPANY, is prejudicial or adverse to the best interests of COMPANY; provided, however, that, after the occurrence of a Material Change, EXECUTIVE may be discharged for "Cause" only if COMPANY is able to establish that the action for which he is being discharged under clause (a) or (b) of this subsection is an action for which he would have been discharged for "Cause" under COMPANY'S general employment policies and practices in effect immediately prior to such Material Change.


B.     Material Change

                  1. Definition. A "Material Change" shall be deemed to have occurred for the purposes of this Agreement if any of the following events should occur:

                            (i) The sale (in one or more transactions) of all
                  or substantially all of the assets of COMPANY; or

                           (ii) The loss by the Holders  (as  defined  below) of
                  the COMPANY's Class A Common Stock of the power to elect a majority of the Board of Directors of COMPANY; or

                          (iii) A majority of the Board of Directors ceases to
                  consist of nominees of the Holders of COMPANY's Class A Common Stock; or

                           (iv) A complete liquidation or dissolution of
                  COMPANY;

provided, that the term "Holders" shall mean and include only the holders, beneficially or otherwise, of the Company's Class A Common Stock on the date hereof, their lineal descendants, trusts for the benefit of any such holders and corporations or other business entities of which all of the capital stock or other ownership interest is held by such holders.

                  2. Termination Event. Provided that EXECUTIVE has not been terminated for Cause, EXECUTIVE shall be entitled to a Termination Payment (as hereinafter defined) and shall have the right to elect to terminate his services with COMPANY after the occurrence of a Material Change, and (a) during the 30 day period following the one year anniversary of a Material Change, or (b) if within two years following a Material Change:

                            (i) COMPANY shall terminate the EXECUTIVE for any reason other than for Cause; or

                           (ii)  COMPANY  should  fail  to  continue  to  employ
                  EXECUTIVE during the Term in the same executive capacity with COMPANY in which EXECUTIVE was employed immediately prior to such Material Change, with materially the same duties and responsibilities with COMPANY that EXECUTIVE had immediately prior to such Material Change, except, in the case where COMPANY ceases to be a public company after such Material Change, for those duties and responsibilities that were attributable solely to the status of COMPANY as a public company; provided, that the EXECUTIVE shall be required prior to the effectiveness of a constructive termination pursuant to this subsection (ii) to have given the COMPANY ten (10) days notice and an opportunity to cure such failure. Without in any way limiting the right of EXECUTIVE to elect to terminate his services under this Section B.2(ii), it is understood that any change in EXECUTIVE's job description (other than as described in the exception to the first sentence of this clause (ii)), offices, perquisites or place of employment by more than 35 miles (unless such move is from the Greenwich, Connecticut offices of COMPANY to New York City), any reduction in the number of officers or other employees or diminishment in the overall management responsibility of officers and other employees reporting directly to EXECUTIVE (other than as described in the exception to the first sentence of this clause (i)), any diminishment in the decision making authority of EXECUTIVE, shall each be a change in his duties and responsibilities that will give EXECUTIVE the right to elect to terminate his services under this Section B.2(i); or

                          (iii) COMPANY should reduce or fail to pay or award to
                  EXECUTIVE when due any Base Salary, Bonus (as both such terms are defined below) or other amount payable to EXECUTIVE or to provide EXECUTIVE with any benefits to which EXECUTIVE is entitled.

                  If EXECUTIVE should make any such election during the Term, EXECUTIVE shall be entitled to a Termination Payment from COMPANY, which Termination Payment shall be due and payable ten (10) days after EXECUTIVE gives COMPANY written notice of such election. The term "Termination Payment" in respect of any election by EXECUTIVE to terminate his services with COMPANY during the two year period following the occurrence of a Material Change shall mean an amount that is equal to 3 times the sum of (1) the Base Salary (as defined below), plus (2) the Applicable Bonus (as defined below). The term "Base Salary" shall mean the annual cash compensation to EXECUTIVE by COMPANY for services payable at the time of the termination, or at the time of the Material Change, whichever is greater and the term "Applicable Bonus" shall mean the annual amount awarded or paid under any incentive or bonus plan or program of COMPANY and any additional amounts (such aggregate amounts, the "Bonus") paid to EXECUTIVE by COMPANY during the fiscal year ending immediately prior to the fiscal year in which the Material Change occurred, or the Bonus scheduled to be paid to EXECUTIVE during the fiscal year in which the Material Change occurs, prorated to the date of termination, whichever is greater. The Termination Payment is intended to constitute liquidated damages to compensate EXECUTIVE for amounts EXECUTIVE could have earned in respect of future services and shall not be subject to reduction based upon any compensation that EXECUTIVE may receive (or could have received) in respect of any services EXECUTIVE performs (or could have performed) after EXECUTIVE terminates his services with COMPANY. The Termination Payment shall be in addition to and not in lieu of any rights or claims that EXECUTIVE may have in respect of past services and any rights or claims, past or future, that EXECUTIVE may have under Section B.2 or Section C hereof, and EXECUTIVE shall retain all of his rights and claims in respect of past services and all of his rights and claims, past or future, under Section C hereof.

                  3.       Base Salary; Bonuses.

                  (a) Following the occurrence of a Material Change and during the Term, Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate at least equal to twelve times the highest monthly base salary paid or payable (including any base salary which has been earned but deferred) to Executive by Company during the period between the initial public disclosure of the potential Material Change and the month in which the Material Change occurs. Thereafter, the Annual Base Salary shall be reviewed at intervals no less frequent than customary for Executive prior to the Material Change. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase during the Employment Period and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                  (b) Following the occurrence of a Material Change, COMPANY shall be obligated to award EXECUTIVE an unconditional bonus for each fiscal year for so long as EXECUTIVE is employed by COMPANY (including the fiscal year in which the Material Change occurs) in an amount not less than the higher of the annual bonus awarded to EXECUTIVE by COMPANY for the fiscal year preceding the fiscal year in which the Material Change occurs and the annual bonus for the EXECUTIVE for the fiscal year in which the Material Change occurs, which unconditional bonus must be awarded and paid not later than the last day of each year during which EXECUTIVE is employed by COMPANY; provided that such bonus shall be prorated for any year in which EXECUTIVE has given notice to COMPANY of his election to terminate his services upon the occurrence of a Termination Event as set forth in Section B.2 hereof.

                  4.  Excise  Tax.  In the  event  that,  in  connection  with a
Material Change or at any time following a Material Change, the Termination Payment or any other amounts payable to EXECUTIVE, his designated beneficiary or his dependents under this Agreement or under any plan, program or policy of COMPANY, or any benefits provided to EXECUTIVE or his dependents under this Agreement or under any option or other plan, program or policy of COMPANY, should become subject to the excise tax imposed under Section 4999 of the Code or any similar tax or assessment (collectively, "Excise Taxes"), COMPANY shall pay to EXECUTIVE, his designated beneficiary or his dependents, as the case may be, on demand, the amount (the "Excise Tax Reimbursement Amount") necessary fully to reimburse EXECUTIVE, his designated beneficiary or his dependents for
(i) all Excise Taxes that may be imposed on EXECUTIVE, his designated beneficiary or his dependents and (ii) any and all income and other taxes, including additional Excise Taxes, that may be imposed on EXECUTIVE, his designated beneficiary or his dependents in respect of any of the amounts to be paid to EXECUTIVE, his designated beneficiary or his dependents under clause (i) above or under this clause (ii). The determination of the Excise Tax Reimbursement Amount shall initially be made by the accounting firm that is serving as COMPANY's independent public accountants immediately prior to the Material Change, or, if such accounting firm is no longer in existence, by its successor. All costs and expenses of such accounting firm in connection with making such determination shall be paid by COMPANY. If it is subsequently determined (as a result of an assessment of additional Excise Taxes by the Internal Revenue Service or otherwise) that the Excise Tax Reimbursement Amount is not sufficient fully to reimburse EXECUTIVE, his designated beneficiary or his dependents as contemplated above, COMPANY shall pay to EXECUTIVE, his designated beneficiary or his dependents, as the case may be, on demand, the amount (the "Additional Excise Tax Reimbursement Amount") necessary fully to reimburse EXECUTIVE, his designated beneficiary or his dependents for (I) any and all additional Excise Taxes, income taxes and other taxes that may be imposed on EXECUTIVE, his designated beneficiary or his dependents, (II) any and all interest, fines and penalties that may be imposed on EXECUTIVE, his designated beneficiary or his dependents in connection with any such additional Excise Taxes, income taxes or other taxes, and (III) any and all income and other taxes, including additional Excise Taxes, that may be imposed on EXECUTIVE, his designated beneficiary or his dependents in respect of any of the amounts to be paid to EXECUTIVE, his designated beneficiary or his dependents under clause (I) or (II) above or under this clause (III). If it is subsequently determined that the EXECUTIVE has received a sum greater than necessary to pay any such Excise Taxes, the EXECUTIVE shall promptly return such overage to COMPANY. The purpose of this Section B.4 is to place EXECUTIVE, his designated beneficiary and his dependents in the same position on an after-tax basis that each of them would have been in if the Termination Payment and all other amounts payable to EXECUTIVE, his designated beneficiary or his dependents under this Agreement or under any plan, program or policy of COMPANY, and all benefits provided to EXECUTIVE or his dependents under this Agreement or under any plan, program or policy of COMPANY, had not been subject to any Excise Taxes.

                  5. Payment for Past Services. The termination of EXECUTIVE's employment with COMPANY for any reason, including "Cause", shall not diminish or otherwise affect in any way the obligations of COMPANY with respect to the payment of any Base Salary, Bonuses or other compensation (whether payable currently or deferred) in respect of past services, and EXECUTIVE shall retain all of his rights and claims in respect of past services and all of his rights and claims, past and future, under Section C hereof, except to the extent expressly provided otherwise in Section C hereof, as the case may be.


C.       Employee Benefits

                  From and after the occurrence of a termination event pursuant to Section B.2 (other than for "Cause") and until the earlier of the expiration of the second year following such event or the securing of similar benefits from a subsequent employer, EXECUTIVE and his dependents shall be entitled to participate in all employee welfare benefit plans (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) and to receive or participate in all other benefit arrangements, policies or practices to which and in which active executive employees of COMPANY and/or their dependents are or shall become entitled to receive or participate in at any time during the Term; provided, however, that, if a Material Change should occur, the benefits required to be provided to EXECUTIVE and his dependents under the provisions of this Section C shall be no less than the employee benefits EXECUTIVE and his dependents would have received under the provisions of the benefit arrangements, policies or practices of COMPANY in effect immediately prior to such Material Change, all at no increased cost or expense to EXECUTIVE and his dependents.


D.       Notice

                  Any notice given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, postage prepaid, addressed, in the case of COMPANY, to its then principal office to the attention of its Board of Directors; in the case of EXECUTIVE, to his last known address; in the case of the designated beneficiary, to his, her or their last known address; or, in the case of EXECUTIVE's dependents, to their last known address.


E.       Binding Effect

                  This Agreement shall inure to the benefit of and be binding upon and enforceable against (i) COMPANY and its successors and assigns (including, without limitation, the surviving corporation in any merger or consolidation with COMPANY), (ii) EXECUTIVE and his heirs, executors, administrators and legal representatives, (iii) with respect to Sections B, D, E, F, G, H, I, J and K, the designated beneficiary and his or her heirs, executors, administrators and legal representatives, and (iv) with respect to Sections B, C, D, E, F, G, H, I, J and K, EXECUTIVE's dependents and their respective heirs, executors, administrators and legal representatives. In addition, without in any way limiting the foregoing, following a Material Change, any person or entity (or group of persons and/or entities) that acquires (in a single transaction or a series of related transactions) any businesses or assets of COMPANY representing 25% or more of COMPANY's sales, operating profits or operating assets shall be deemed to be a successor of COMPANY for the purposes of this Agreement and shall be liable for the payment of all amounts payable by COMPANY under this Agreement and for the performance of all obligations of COMPANY under this Agreement.


F.       Governing Law

                  All questions relating to the validity, construction, interpretation, performance and administration of this Agreement shall be governed by and construed in accordance with the laws of the State of New York covering contracts made and to be performed in that State. Following a Material Change, this Agreement is to be interpreted and construed in the manner most favorable to EXECUTIVE, his designated beneficiary and his dependents (and their respective heirs, executors, administrators and personal representatives). Upon execution of this Agreement, the employment agreement of June 6, 1995 between COMPANY and EXECUTIVE shall be terminated and of no further force or effect.


G.       No Trust, Etc.

                  Neither this Agreement nor any action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust or fiduciary relationship of any kind between COMPANY and EXECUTIVE, his designated beneficiary or his dependents or any other person. To the extent that EXECUTIVE, his designated beneficiary or his dependents or any other person acquires a right to receive any payments or other benefits from COMPANY under this Agreement, such right shall be no greater than the right of any unsecured general creditor of COMPANY, and any and all amounts credited to make any payment or provide any other benefit to EXECUTIVE, his designated beneficiary or his dependents or any other person shall continue for all purposes to be a part of the general funds of COMPANY, and no person other than COMPANY shall have any interest in any such funds. The right of EXECUTIVE, his designated beneficiary or his dependents or any other person to receive payments or other benefits under this Agreement may not be pledged or encumbered and cannot be assigned or transferred except by will or by the laws of descent and distribution.


H.       Attorneys' Fees and Other Costs and Expenses

                  EXECUTIVE, his designated beneficiary and his dependents (and their respective heirs, executors, administrators and personal representatives) shall each be entitled to recover from COMPANY (and shall be reimbursed by COMPANY when incurred and upon demand) all attorneys' fees and other costs and expenses, if any, that may be incurred in connection with enforcing or defending the rights of EXECUTIVE, his designated beneficiary or his dependents under this Agreement following a Material Change regardless of the outcome of any litigation or other proceeding relating to such enforcement or defense. EXECUTIVE, his designated beneficiary and his dependents (and their respective heirs, executors, administrators and personal representatives) also shall be entitled to recover from COMPANY interest on the Termination Payment and any other amounts that may be payable to EXECUTIVE, his designated beneficiary or his dependents under this Agreement (including, without limitation, amounts required to be reimbursed under the first sentence of this Section, any Excise Tax Reimbursement Amount or Additional Excise Tax Reimbursement Amount under Section B.4 hereof that are not paid when due following a Material Change, at an annual rate equal to 4% over the corporate base rate as announced from time to time by Citibank, N.A. or its successor (changing as and when such announced corporate base rate changes), compounded monthly, from the date due until paid. Payments received by EXECUTIVE, his designated beneficiary or his dependents (or any of their respective heirs, executors, administrators and personal representatives) shall be credited first against accrued interest until all accrued interest is paid in full before any such payment is credited against the Termination Payment or any other amounts that may be payable to EXECUTIVE, his designated beneficiary or his dependents under this Agreement.


I.       SUBMISSION TO JURISDICTION

                  EACH PARTY AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR IN RESPECT OF THIS AGREEMENT WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE "CHOSEN COURTS") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, AND (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO.


J.       Counterparts

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.


K.       Severability

                  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


L.       No Competing Employment

                  For 18 months following the occurrence of a termination event pursuant to Section B.2, provided that Executive has received the payments due to him hereunder, Executive shall not, unless he has received the prior written consent of the Company, become employed by or otherwise render personal services to any corporation, firm, or other entity which directly competes with the Company.

IN WITNESS WHEREOF, COMPANY and EXECUTIVE have executed this Agreement as of the day and year first above written.



                                             PANAMSAT CORPORATION



                                             By:



                                             ROBERT A. BEDNAREK



                                             By: